                                             Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-34860

PROSPECTUS SUPPLEMENT
(To Prospectus, dated May 8, 2000)

                                VERTICALNET, INC.

                                3,905,262 Shares

                                  Common Stock

                         -------------------------------

         This document supplements the prospectus, dated May 8, 2000, relating to resale by the selling shareholders identified in the prospectus, as supplemented, of 3,905,262 shares of our common stock issued in connection with our acquisitions of Tradeum, Inc., National Career Search, Inc., HRLibrary.com, Inc. and the assets of Leasend.com, Inc. and R.W. Electronics, LLC. This prospectus supplement is incorporated by reference into the prospectus. On September 19, 2000, the last sale price of our common stock on the Nasdaq National Market was $40.00 per share. Our common stock is traded under the symbol "VERT."

         The following table sets forth information, as of September 19, 2000, regarding the selling shareholder listed below. The selling shareholder, which acquired the shares referenced below from Julian Ungar, has not had a material relationship with VerticalNet within the past three years other than as a result of the ownership of our shares or other securities.

                      SHARES BENEFICIALLY
                          OWNED BEFORE           SHARES OFFERED
      NAME                  OFFERING                 HEREBY
------------------    --------------------       --------------

Ellis Enterprises             2,286                  2,286
42A Waterloo Road
London, England
NW27UF

         The selling shareholder information set forth above replaces and supersedes the information regarding Julian Ungar that was previously filed and included in the "Selling Shareholders" section of the prospectus.

         SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is September 20, 2000.